SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials.
☐	Soliciting Material Under Rule 14a-12

PDC Energy, Inc.

(Name of Registrant as Specified In Its Charter)

Kimmeridge Energy Management Company, LLC

Kimmeridge Active Investments, LLC

Kimmeridge Chelsea, LLC

Benjamin Dell

Alexander Inkster

Noam Lockshin

Henry Makansi

Neil McMahon

James F. Adelson

Alice E. Gould

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Dear Fellow Stockholder,

We are asking you today to join us in taking the first steps toward helping guide PDC Energy, Inc. ("PDC" or the "Company") onto a path toward profitability. As fellow stockholders of PDC we ask that you join us and other like-minded stockholders who believe that the interests of PDC’s Board of Directors (the “Board”) and management are no longer aligned with ours. The only way that our collective voice can be heard is to refresh the Board with members who will think and act like owners. Our nominees (the “Kimmeridge Nominees”) are highly qualified industry professionals who can step into the three open Board seats and act as representatives for PDC stockholders. We believe that we all deserve the chance to realize value on our investment in PDC. But current leadership is making this virtually impossible.

We are asking you to join us as agents for change by voting on the GOLD PROXY CARD to elect the Kimmeridge Nominees.

Like other stockholders, we invested in PDC because we believe the Company owns and operates premier oil and gas assets that are materially undervalued. In fact, our deep understanding and knowledge of the Permian asset is part of what drew us to PDC initially. But it has become readily apparent to us that the Board and senior management are no longer aligned with stockholders with respect to the direction and operation of the Company. We think that the Board has lost sight of what is important to stockholders – creation and realization of value and responsible use of stockholders’ capital. Put simply, we can no longer accept zero accountability for poor performance and outsized compensation and SG&A.

Poor Performance is Consistently Awarded at Our Expense – Zero Accountability

We stockholders continue to bear the burden of poor management decisions in the form of declining returns. The CEO Bart Brookman has presided over two consecutive financial periods yielding a material weakness in internal control over financial reporting. A reasonable stockholder would expect that management’s compensation would suffer when performance is poor and weakened financial controls are allowed to remain unchecked. However, with PDC, the opposite is the case. Mr. Brookman has been paid over $18 million over the past three years, two of which witnessed the material weakness, and where total shareholder return (TSR) was -44%. Most recently, in 2018, Mr. Brookman received $6.97 million including bonus compensation of 115% of his target, despite missing four out of five of the internally set performance metrics.

WE URGE YOU TO PLEASE VOTE THE GOLD PROXY CARD and give the Kimmeridge Nominees the chance to serve as a catalyst for change at PDC.

This is Our Opportunity to Catalyze Change – Time is of the Essence

Stockholders can no longer tolerate a Board and management team that stands idly by while capital is depleted and profitability is eroded. We all invested in a Company with valuable assets and a bright future, but current leadership has made it impossible for us to realize a return on our investment. As the industry moves and changes, we are worried that PDC will be left behind unless we take a stand and show the Board and management that we can no longer tolerate the status quo.

The Kimmeridge Nominees stand ready to represent the voice of stockholders who deserve to have a Board and management who are willing to lead through the lens of ownership, setting the tone at the top for the Board and management to think and act like owners. VOTING GOLD IS A VOTE FOR STOCKHOLDERS AND A FUTURE FOR PDC WITH THE POTENTIAL TO RETURN TO A PATH OF PROFITABILITY.

YOUR VOTE IS CRUCIAL

Regardless of the number of shares you own, you now have the power to be a catalyst for meaningful change within PDC. Much like us, you have seen the value of your investment erode while management has been compensated handsomely for abysmal performance, all the while holding some of the most enviable assets in the Niobrara and Permian. In the weeks to come, PDC will surely reach out to you to urge you to vote for their nominees. But this would be a vote to maintain the status quo. Only by VOTING GOLD do we have a chance of saving PDC from its own poor decisions and mismanagement.

About Us

Kimmeridge is a private equity firm, and direct operator, focused on the development of unconventional oil and gas assets at the front-end of the cost curve in the US upstream energy sector. We are also deeply familiar with PDC’s core assets in the Permian basin, having owned and operated those assets prior to selling them to PDC in 2016. We are stockholders who believe that public company boards should have meaningful equity ownership and must hold management accountable for performance. We are currently invested in only one public E&P, that being PDC.

How to Vote

You can vote electronically via the Internet, by telephone or by signing and dating the GOLD Proxy Card or Voting Instruction Form and mailing it in the postage paid envelope provided. If you have questions about the voting process or need help in voting your shares, please feel free to reach out to our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”) toll free at (877) 750-8338 or collect at (212) 750-5833.

We urge you NOT to vote using any WHITE proxy card or voting instruction forms you receive from PDC. If you return the WHITE proxy card – even by simply indicating “withhold” on the Company’s slate – you will revoke any vote you had previously submitted for the Kimmeridge Nominees on the GOLD proxy card.

In this pivotal time, we sincerely request that you vote GOLD for the Kimmeridge nominees - experienced industry professionals who think and act like owners.

Sincerely,

Kimmeridge Energy Management Company, LLC

Bell Dell, Founder and Managing Member